Investor Contact:	Exhibit 99.1

Mark Humphrey

Chief Financial Officer and Senior Vice President

239-226-2000

Alico, Inc. Announces Second Quarter and Six Months of Fiscal Year 2012

Financial Results

Second Quarter Gross Profit Increased 76.5% Compared to Second Quarter Last Fiscal Year

Fort Myers, FL, May 10, 2012 – Alico, Inc. (NASDAQ: ALCO) (“Alico”), a land management company, today announced financial results for the second quarter and six months ended March 31, 2012.

Fiscal Year 2012 Second Quarter Results

For the second quarter of fiscal year 2012, total operating revenue was $54.1 million as compared to $36.5 million for the second quarter of fiscal year 2011, an increase of 48.2%. Agricultural revenue was $53.4 million in the second quarter of fiscal 2012 as compared to $35.7 million in the second quarter of fiscal 2011, an increase of 49.6%.

Historically, the Company’s agricultural operations have been seasonal in nature with the second and third quarters generally producing the majority of our annual revenues and the first and fourth quarters producing less revenue. Second quarter fiscal year 2012 agricultural revenue included $45.4 million in citrus revenues compared to $31.6 million in the same period of fiscal year 2011; the increase of $13.8 million or 43.7% was primarily due to increases in citrus sales resulting from increases in production of citrus, an earlier start to our Valencia harvest season than the previous fiscal year, increases in harvest and haul revenues and, to a lesser extent, favorable pricing. Sugarcane revenue was $7.6 million for the second quarter of fiscal year 2012 as compared to $3.7 million during the same period of fiscal year 2011, an increase of $3.9 million or 105.4%, primarily due to 4,000 additional acres harvested in fiscal year 2012 and favorable pricing.

Total operating expenses for the second quarter of fiscal year 2012 were $39.9 million compared to $28.4 million for the second quarter of fiscal year 2011. Operating expenses increased as a result of increases in the purchases of citrus fruit, harvesting costs of our sugarcane due to the additional acres planted in 2011 and an earlier start to our Valencia harvest season than the previous fiscal year. Gross profit for the second quarter of fiscal year 2012 was $14.3 million compared to $8.1 million for the second quarter of fiscal year 2011, an increase of 76.5%.

EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization) for the second quarter of fiscal year 2012 was $14.6 million as compared to EBITDA of $6.8 million for the second quarter of fiscal year 2011. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release. The increase of $7.8 million in EBITDA quarter-over-quarter is primarily due to pre-tax income of $11.9 million generated in the second quarter of fiscal year of 2012 as compared to a pre-tax income of $4.4 million in the same period of fiscal year 2011.

Net income applicable to common stock for the second quarter of fiscal 2012 was $7.4 million, or $1.01 per share, compared to net income of $2.7 million, or $0.37 per share, in the second quarter of fiscal 2011. On February 17,

2012, the Board of Directors of Alico declared a cash dividend of $0.04 per share on its outstanding common stock, which was paid on April 16, 2012, to shareholders of record as of March 30, 2012.

JD Alexander, Alico’s President and Chief Executive Officer, stated “We continued to make significant progress in the second quarter of fiscal year 2012 as we increased our operating revenues by $17.6 million, net income by $4.7 million and generated EBITDA of $14.6 million for the quarter.”

Mr. Alexander continued, “Our second quarter results from citrus operations were exceptional. We finished harvesting our early and mid-season crop in the second quarter and, effective today, have substantially completed the harvest of our Valencia crop. We anticipate the overall citrus crop production of all varieties for the 2012 fiscal year to be approximately 13% greater than the prior year. In comparison, the U.S. Department of Agriculture is forecasting the State of Florida citrus production to increase by approximately 3.3% over the prior year harvest season. We are particularly proud of the efforts of our citrus operations management and employees as this is the second consecutive year they have significantly outperformed the statewide increases in production.”

Mr. Alexander concluded, “Over recent weeks, there has been a significant decline in the citrus and sugar commodity prices. These short term commodity price fluctuations underscore the importance of our preference for multiyear delivery contracts. These contracts are with financially strong organizations that have downside price protections that mitigate the impact of short term commodity fluctuations in our revenue streams. Because of these multiyear contracts and our improved production results, we continue to be confident about our future outlook.”

Fiscal Year 2012 Six Months Results

Net income for the six months ended March 31, 2012 was $9.3 million, or $1.27 per share, compared to $2.6 million, or $0.36 per share, for the same period of fiscal 2011, an increase of 257.7%. For the six months ended March 31, 2012, total operating revenue was $80.2 million, compared to $53.0 million for the same period of fiscal year 2011, an increase of 51.3%. Income from operations for the six months of fiscal 2012 was $16.0 million as compared to $7.0 million for the same period of fiscal 2011, an increase of 128.6%.

EBITDA in the first six months of fiscal year 2012 was $20.1 million as compared to $8.8 million in the first six months of fiscal year 2011. The increase of $11.3 million in EBITDA for the six months ended March 31, 2012, compared to the six months ended March 31, 2011 is primarily due to pre-tax income of $15.1 million generated in the first six months of fiscal year 2012 as compared to a pre-tax income of $4.2 million in the same period of fiscal year 2011. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

Balance Sheet and Liquidity

The Company had working capital of approximately $17.3 million at March 31, 2012 and $17.4 million at September 30, 2011. Cash provided by operating activities was $13.6 million for the first six months of fiscal year 2012 as compared to $8.9 million during the first six months of fiscal year 2011. Availability under the revolving line of credit was $51.8 million at March 31, 2012, as compared to $37.3 million at March 31, 2011. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarter of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops. As operating cash flows typically improve during the fiscal year, the Company plans to apply such cash flows towards reducing debt and other strategic capital expenditures.

About Alico, Inc.

Alico, headquartered in Fort Myers, FL, is a land management company operating in Central and Southwest Florida. Alico owns approximately 139,600 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, Florida. Alico is involved in citrus, sugarcane, cattle and other agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc., visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product;

increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and, to a lesser extent, interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended March 31,		Six Months March 31,,
	2012	2011	2012	2011
Net income	$7,414	$2,712	$9,347	$2,619
Total interest expense, net	467	566	936	1,070
Income taxes	4,515	1,664	5,746	1,607
Depreciation and amortization	2,211	1,847	4,107	3,473
EBITDA	$14,607	$6,789	$20,136	$8,769

ALICO INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except for share data)	March 31, 2012	September 30, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$768	$1,336
Investments	254	989
Accounts receivable, net	13,514	2,928
Federal income tax receivable	—	699
Inventories	17,818	22,373
Assets held for sale	640	—
Other current assets	278	856
Total current assets	33,272	29,181

Mortgages and notes receivable, net of current portion	52	75
Investment in Magnolia Fund	8,952	10,283
Investments, deposits and other non-current assets	2,143	2,220
Deferred tax asset, net of current portion	8,672	8,672
Cash surrender value of life insurance	819	824
Property, buildings and equipment, net	131,567	128,780
Total assets	$185,477	$180,035

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,055	$2,946
Long-term debt, current portion	3,271	3,279
Income taxes payable	2,132	—
Accrued expenses	1,584	1,719
Dividend payable	295	882
Accrued ad valorem taxes	597	1,938
Other current liabilities	1,009	1,063
Total current liabilities	15,943	11,827

Long-term debt, net of current portion	46,429	53,879
Deferred retirement benefits, net of current portion	3,730	3,667
Total liabilities	66,102	69,373

Commitments and contingencies

Stockholders’ equity:
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 and 7,377,106 shares issued and 7,344,232 and 7,342,513 shares outstanding at March 31, 2012 and September 30, 2011, respectively	7,377	7,377
Additional paid in capital	9,097	9,212
Treasury stock at cost, 32,874 and 34,593 shares held at March 31, 2012 and September 30, 2011, respectively	(793)	(862)
Retained earnings	103,694	94,935

Total stockholders’ equity	119,375	110,662
Total liabilities and stockholders’ equity	$185,477	$180,035

ALICO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except for per share data)

	Three months ended March 31,		Six months ended March 31,
	2012	2011	2012	2011
Operating revenues:
Agricultural operations	$53,438	$35,690	$78,820	$51,593
Non-agricultural operations	694	800	1,388	1,452
Real estate operations	—	—	—	—

Total operating revenue	54,132	36,490	80,208	53,045

Operating expenses:
Agricultural operations	39,463	27,977	59,604	41,564
Non-agricultural operations	279	321	546	646
Real estate operations	117	124	242	274

Total operating expenses	39,859	28,422	60,392	42,484

Gross profit	14,273	8,068	19,816	10,561
Corporate general and administrative	1,842	1,597	3,861	3,608

Income from operations	12,431	6,471	15,955	6,953
Other (expense) income:
Interest and investment income, net	(66)	(1,572)	42	(1,714)
Interest expense	(467)	(566)	(936)	(1,070)
Other	31	43	32	57

Total other expense, net	(502)	(2,095)	(862)	(2,727)

Income before income taxes	11,929	4,376	15,093	4,226
Income tax expense	4,515	1,664	5,746	1,607

Net income	$7,414	$2,712	$9,347	$2,619

Weighted-average number of shares outstanding
Basic	7,355	7,364	7,354	7,367
Diluted	7,355	7,364	7,354	7,367
Earnings per common share amounts:
Basic	$1.01	$0.37	$1.27	$0.36
Diluted	$1.01	$0.37	$1.27	$0.36
Cash dividends declared per common share	$0.04	$0.00	$0.08	$0.00